As filed with the Securities and Exchange Commission on December 5, 2006
Registration No. 333-129754

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________________________

GENIUS PRODUCTS, INC.
(Exact name of Registrant as Specified in Its Charter)
______________________________________________
Delaware	33-0852923
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)
740 Lomas Santa Fe, Suite 210
Solana Beach, California 92075
(Address of Principal Executive Offices)

Genius Products, Inc. Amended and Restated 1997 Non-Qualified Stock Option Plan
Genius Products, Inc. 2003 Stock Option Plan
Genius Products, Inc. Amended and Restated 2004 Stock Incentive Plan
(Full Title of the Plan)
______________________________________________

Trevor Drinkwater
Chief Executive Officer
Genius Products, Inc.
740 Lomas Santa Fe, Suite 210
Solana Beach, California 92075
(Name and Address of Agent for Service)

(858) 793-8840
(Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Allen Z. Sussman, Esq.
Morrison & Foerster llp
555 West Fifth Street, Suite 3500
Los Angeles, California 90013-1024
(213) 892-5200
__________________________________________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 per value per share	1,250,000 (2)	_____	_____	_____
Common Stock, $0.001 per value per share	2,015,000 (3)	_____	_____	_____
Common Stock, $0.001 per value per share	7,500,000 (4)	_____	_____	_____
Common Stock, $0.0001 par value per share	6,000,000 (5)	$2.465	$14,790,000	$1,582.53

(1)

Calculated solely for purposes of this offering under Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the bid and ask price per share of Genius Products, Inc.’s common stock on the Over the Counter Bulletin Board on December 4, 2006.

(2)

Previously registered on the Company’s Registration Statement on Form S-8 filed on November 16, 2005, file no. 333-129754, to be issued in connection with the Genius Products, Inc. Amended and Restated 1997 Non-Qualified Stock Option Plan.

(3)

Previously registered on the Company’s Registration Statement on Form S-8 filed on November 16, 2005, file no. 333-129754, to be issued in connection with the Genius Products, Inc. 2003 Stock Option Plan.

(4)

Previously registered on the Company’s Registration Statement on Form S-8 filed on November 16, 2005, file no. 333-129754, to be issued in connection with the Genius Products, Inc. 2004 Stock Incentive Plan.

(5)

This Post-Effective Amendment relates to the registration of additional shares of Common Stock to be issued under the Genius Products Amended and Restated 2004 Stock Incentive Plan. The Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Genius Products, Inc. Amended and Restated 2004 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

EXPLANATORY NOTE

Genius Products, Inc. files this Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-8 filed on November 16, 2005, file no. 333-129754, which is incorporated herein by reference. As used herein, the “Company,” “we,” “us,” or “our,” shall refer to Genius Products, Inc.

Our board of directors adopted an amendment and restatement of our 2004 Stock Incentive Plan (the “2004 Plan”) to increase the number of shares reserved for issuance under the 2004 Plan by 6,000,000 shares from 7,500,000 shares to 13,500,000 shares, subject to adjustment in the event of a stock split, stock or other extraordinary dividend, or other similar change in our common stock or capital structure. The amendment to the 2004 Plan was approved by the majority of our stockholders at the Special Meeting of Stockholders held on July 21, 2006. The amendment to the 2004 Plan was contingent on the consummation of the proposed contribution of substantially all of the Company’s assets to The Weinstein Company Funding LLC pursuant to a Master Contribution Agreement, dated as of December 5, 2005, by and among the Company, The Weinstein Company LLC, The Weinstein Company Holdings LLC and The Weinstein Company Funding LLC, as amended (the “Transaction”). The Transaction closed on July 21, 2006.

In addition, the amendment to the 2004 Plan adopts the following new paragraph as Section 7(d) of the 2004 Plan. This new paragraph would prohibit the “Administrator” of the 2004 Plan (as that term is defined in the 2004 Plan) from approving a repricing of a stock option or other right or benefit awarded under the 2004 Plan, without approval of our stockholders. The proposed new paragraph is below, and the full text of the 2004 Plan is attached as Annex F to the Proxy Statement on Schedule 14A filed on June 29, 2006, file no. 000-29175, which is incorporated herein by reference:

“7(d) Award Repricing. The Board shall not approve a program providing for either (a) the cancellation of outstanding Options or other rights or benefits and the grant in substitution therefor of new Options, rights or benefits having a lower exercise price or (b) the amendment of outstanding Options to reduce the exercise price thereof, except upon the condition that any such program be subject to approval by the stockholders of the Company before it may become effective. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.”

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.     Exhibits.

5.1	Opinion of Morrison & Foerster LLP.
23.1	Consent of Singer Lewak Greenbaum & Goldstein, LLP.
23.2	Consent of Cacciamatta Accountancy Corporation.
23.3	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1 to this Registration Statement).
99.1	Amended and Restated 2004 Stock Incentive Plan (incorporated by reference from Appendix F to the Registrant’s Proxy Statement on Schedule 14A filed on June 29, 2006, file no. 000-29175).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Solana Beach, State of California, on December 5, 2006.

Genius Products, Inc.

By:	/s/ Trevor Drinkwater
Trevor Drinkwater
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Trevor Drinkwater Trevor Drinkwater	Chief Executive Officer and Director (Principal Executive Officer)	December 5, 2006
/s/ John Mueller John Mueller	Chief Financial Officer (Principal Financial and Accounting Officer)	December 5, 2006
* Stephen K. Bannon	Chairman of the Board	December 5, 2006
* James G. Ellis	Director	December 5, 2006
* Herbert Hardt	Director	December 5, 2006
Larry Madden	Director	December 5, 2006
Irwin Reiter	Director	December 5, 2006
* By: /s/ Trevor Drinkwater Trevor Drinkwater Attorney-In-Fact

EXHIBIT INDEX

Exhibit
Number	Description

5.1	Opinion of Morrison & Foerster LLP.
23.1	Consent of Singer Lewak Greenbaum & Goldstein, LLP.
23.2	Consent of Cacciamatta Accountancy Corporation.
23.3	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1 to this Registration Statement).
99.1	Amended and Restated 2004 Stock Incentive Plan (incorporated by reference from Appendix F to the Registrant’s Proxy Statement on Schedule 14A filed on June 29, 2006, file no. 000-29175).